Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman, President & CEO (703) 584-3400
January 19, 2005		Robert A. Cern,
EVP & Chief Financial Officer (703) 584-3400

CARDINAL FINANCIAL CORPORATION REPORTS

RESTATEMENT OF THIRD QUARTER 2004 RESULTS

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”), parent company of Cardinal Bank (the “Bank”), today announced that it would restate its operating results for the three and nine month periods ended September 30, 2004 as a result of the identification of corrections related to the Company’s accounting adjustments associated with the acquisition of George Mason Mortgage, LLC (“GMM”) in July 2004. These corrections are of a non-recurring and non-cash nature.

The acquisition of GMM was accounted for as a purchase, and GMM’s assets and liabilities were recorded at fair value as of the purchase date.  The corrections were primarily related to the purchase accounting adjustments associated with acquired loans held for sale and the acquired pipeline of unfunded loan commitments.  These corrections will result in a decrease in previously reported gains on the sale of mortgage loans and a corresponding decrease in the goodwill initially recorded.

The Company expects that the corrections will reduce net income to common shareholders for the three and nine months ended September 30, 2004 by no more than $1.0 million. The effect of the corrections will reduce previously reported net income to common shareholders of $1.3 million to no less than $300,000 for the three months ended September 30, 2004. The effect of the corrections will reduce previously reported net income to common shareholders of $2.6 million to no less than $1.6 million for the nine months ended September 30, 2004.  As a result, the Company will amend its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2004 to restate its financial statements as soon as practicable.  All corrections being made are of a non-cash and non-recurring nature.

Bernard Clineburg, Chairman and CEO, said, “We are pleased

with the financial results for the fourth quarter and expect to disclose our earnings next week.  The third quarter adjustment is a non-recurring and non-cash adjustment solely related to our acquisition of George Mason Mortgage.  Our Company is ahead of its growth plan for the year with the acquisition of George Mason Mortgage and having expanded our branch network to a total of 18 banking offices.  We're excited about 2005 and achieving the full value of this acquisition.”

Cardinal Financial Corporation, the parent company of Cardinal Bank, serves Northern Virginia and Fredericksburg with eighteen conveniently located banking offices in Alexandria, Annandale, Arlington, Clifton, Fairfax (2), Fredericksburg, Herndon, Leesburg, Manassas, McLean, Purcellville, Reston, Stafford, Sterling, Woodbridge, and Tysons Corner (2). Cardinal also operates two subsidiaries, a full service investment services company, Cardinal Wealth Services, Inc., and a residential mortgage lending company, George Mason Mortgage, LLC, based in Fairfax, VA, with nine offices throughout the metropolitan Washington region. The company’s stock is traded on the NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance and branch expansion.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.  Risks and uncertainties related to GMM include the impact of increased economic activity and interest rates on GMM’s performance in future periods.